Results of Annual Meeting of Stockholders

                            ANNUAL MEETING

The fund held its Annual Meeting of Stockholders on February 22,
2008. At the meeting, stockholders elected the nominees proposed for election to the Fund's Board of Directors. The following table provides information concerning the matters voted on at the meeting:

Election of Directors

Nominee                                   Leslie H. Gelb
Votes For                                 3,656,372
Votes Withheld                              114,297
Non-Voting Shares                                 0
Total Voting and Non-Voting Shares        3,770,669

Nominee                                   Luis F. Rubio
Votes For                                 3,656,753
Votes Withheld                              113,916
Non-Voting Shares                                 0
Total Voting and Non-Voting Shares        3,770,669

At April 30, 2008, in addition to Leslie H. Gelb and Luis
F. Rubio, the other directors of the Fund were as follows:

Jeswald W. Salacuse
Lawrence K. Becker
Prakash A. Melwani